Exhibit 10.30
THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “3rd Amendment”) is made as of June 16, 2020, between FPOC, LLC, a California limited liability company (hereinafter called "Landlord"), and Ekso Bionics, Inc., a Delaware corporation (hereinafter called "Tenant"), having a place of business at 1414 Harbour Way So., Suite 1201, Richmond, California 94804 (the “Premises”).

RECITALS:

A.Landlord is the owner of the office building located at 1414 Harbour Way So., Richmond, California 94804, and commonly known as The Ford Building (the “Building”).

B.Tenant occupies the Premises pursuant to a Lease dated as of November 29, 2011, as amended by a First Amendment to Lease Agreement dated as of March 28, 2012, and a Second Amendment to Lease Agreement dated as of November 5, 2016 (collectively, the “Lease”).

C.Tenant is delinquent in the payment of the Base Rent (as described in Paragraph 3 of the Second Amendment to Lease) and Tenant’s Operating Cost Share for April and May, 2020 (being $68,274.26 and $25,026.96, respectively) and desires to modify said rent payments to provide for a lump sum (being paid herewith), to amortize (for payment during 2021) certain sums, and to be provided an abatement of certain sums, all of which Landlord is prepare to accommodate and agree to, as set forth and subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

a.Capitalized Terms; Incorporation of Recitals. Capitalized terms used but not defined in this 3rd Amendment shall have the meanings ascribed to them in the Lease. The recitals set forth above are incorporated by reference in this 3rd Amendment with the same force and effect as if repeated at length.

b.Rent Adjustment. Tenant pays herewith to Landlord the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Lump Sum”). Said sum shall be applied as follows:

First:    To the Base Rent due for April and May, 2020 (in the amount of
$68,274.26) and to the Tenant’s Operating Cost Share for April and May, 2020 (in the amount of $25,026.96), being the combined amount of $93,301.22;

Second: The balance thereof (being $ $206,698.78) shall be accepted by Landlord as payment in full for the Base Rent otherwise due for the period of June 1 through December 31, 2020 (being $246,128.68, being $35,161.24 x seven months) and for the Tenant’s Operating Cost Share (paid as a monthly estimate) for the period of June 1 through December 31, 2020 (being $87,594.36, being
$12,513.48 x seven months), provided that Tenant pays monthly, timely and in full (due the same day as the payment of Base Rent) from and after January 1, 2021 and for twelve (12) monthly payments thereafter, the sum of $6,612.46 (being a total of such payments of $79,349.54 (the “Deferred Payment Amount”)). For clarity of understanding in the preceding, the parties acknowledge that the aggregate sum of Base Rent otherwise due for the period of April through December, 2020, is $314,402.94, and Tenant’s Operating Cost Share for the same period is $112,621.32, for an aggregate sum of $427,024.26. Upon application of the Lump Sum, a balance owing remains of $127,024.26. Upon payment of the Deferred Payment Amount ($79,349.54), said balance remaining would be
$47,674.72.

Provided and conditioned upon no event of default having occurred or then existing under the Lease (beyond any applicable cure period), then Landlord shall credit to Tenant, on December 31, 2020, the sum of $47,674.72 (being abated rent otherwise due under the Lease), which credit shall be an inducement. The preceding inducement is conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. In the event of default (beyond any applicable cure period) said inducement shall automatically be deemed deleted from this Lease and of no further force or effect, and any credit/abatement given or paid by Landlord shall be immediately due and payable by Tenant to Landlord.

Landlord expressly waives its right to any late fees otherwise provided for under the Lease, as to the payment delinquency for April and May, 2020. The provisions of Paragraph 5.4 of the Lease (setting forth the process for the annual accounting and reconciliation of Tenant’s Operating Cost Share) shall continue to apply and, as to calendar year 2020, Tenant’s payments thereto shall be deemed to be in the amount of $150,161.76.

Tenant’s payment obligations for Base Rent as of January 1, 2021 shall be as otherwise stated in the Lease and specifically in Paragraph 3 of the Second Amendment to Lease. Notwithstanding anything to the contrary set forth in the Lease, all payments by Tenant as of January 1, 2021 shall first be applied to the monthly payment due towards the Deferred Payment Amount, and thereafter to all other sums due under the Lease. The Lump Sum paid herewith is deemed and agreed to be “earned” immediately by Landlord, and not subject to proration or allocation to any specific or subsequent period(s) of time, and is paid in consideration of Landlord entering into this 3rd Amendment, including waiving of certain late fees and providing for the potential abatement described herein.

a.Continued Enforceability. The parties acknowledge and agree that the Lease remains in full force and effect, unchanged except as expressly provided for in this 3rd Amendment. This 3rd Amendment and the Lease shall be read together as one document. In the event of any conflict between the terms of this 3rd Amendment and the terms of the Lease, the terms of this 3rd Amendment shall govern.

b.Governing Law. This 3rd Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

c.Further Modifications. This 3rd Amendment may only be modified pursuant to a written agreement signed by all of the parties hereto.

d.Entire Agreement. This 3rd Amendment and the documents described herein contain the entire agreement between the parties hereto with respect to the matters described herein and supersede all prior agreements, oral or written, between the parties hereto with respect to such matters.

e.Counterparts. This 3rd Amendment may be executed in several counterparts and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties have executed this 3rd Amendment as of the date first written above.

LANDLORD:    TENANT:
FPOC, LLC    EKSO BIONICS, INC.
A California limited liability company    A Delaware corporation

By: /s/ J.R. Orton, III
J.R. Orton, III
Manager
By: /s/ John F. Glenn
Name: John F. Glenn
    Title: CFO

By:         Name:         Title:
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